Exhibit 5(b)

[Letterhead of Allen & Overy – Luxembourg]

To:	Stratus Technologies, Inc.

111 Powdermill Road

Maynard, MA 01754-3409

U.S.A.

Luxembourg, 21 April, 2004

33610-00020 LU:139860.3

Dear Sirs,

We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Stratus Technologies International, S.à r.l. (the Company) and Stratus Equity S.à r.l. (Newco) in connection with the entry by the Company and Newco into an indenture agreement dated 18 November 2003 in respect of the issue by Stratus Technologies, Inc. of $170,000,000 10.375% Senior Notes due 2008 (the Indenture).

A.	Documents

We have examined, to the exclusion of any other document, copies of the documents listed in paragraphs 1. to 5. in the schedule of this legal opinion (the Schedule). The Indenture mentioned in paragraph 1. of the Schedule is hereinafter referred to as the Opinion Document.

B.	Assumptions

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

(a)	the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

(b)	the due authorisation, execution and delivery of the Opinion Document (and any document in connection therewith) by all the parties thereto (other than the Company and Newco) as well as the capacity, power, authority and legal right of all the parties thereto (other than the Company and Newco) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations (other than Luxembourg law);

(c)

that all authorisations, approvals and consents of any country (other than Luxembourg) which may be required in connection with the execution, delivery and performance of the Opinion Document (and any document in connection therewith) have been or will be obtained, and that all internal corporate or other authorisation procedures by each party (other than the Company and

Newco) for the execution by it of the Opinion Document (or any document in connection therewith) to which it is expressed to be a party, have been duly fulfilled;

(d)	that all factual matters and statements (other than statements made which underlie our opinion in respect of which this assumption does not apply) relied upon herein are true and were true and complete on the date of execution of the Opinion Document (and any document in connection therewith);

(e)	that the Opinion Document is legal, valid, binding and enforceable under the laws of the state of New York, that the choice of the laws of the state of New York is valid (as a matter of the laws of the state of New York) as the choice of proper law and that the obligations assumed by all the parties thereunder constitute legal, valid, binding and enforceable obligations under the laws of the state of New York by which the Opinion Document is expressed to be governed;

(f)	that all the parties to the Opinion Document (other than the Company and Newco) are companies duly organised, incorporated and validly existing in accordance with the laws of the jurisdiction of their respective incorporation and/or the place of effective management, having a corporate existence, that in respect of all the parties to the Opinion Document (other than the Company and Newco), no steps have been taken pursuant to any insolvency proceedings to appoint an administrator, receiver or liquidator over the respective parties or their assets and that no voluntary winding-up of such parties has been recorded at the date hereof; and

(g)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion.

We express no, nor do we imply any, opinion as to any laws other than the laws of Luxembourg.

C.	Opinion

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

1.	The Company and Newco are in accordance with the public records of Luxembourg and those of the Company Registry both private limited liability companies (sociétés à responsabilité limitées) duly incorporated and validly existing under the laws of Luxembourg for an unlimited duration.

2.	The Company and Newco have the corporate power and authority under the laws of Luxembourg to enter into, execute and deliver the Opinion Document and to perform their respective obligations thereunder.

3.	The Opinion Document has been duly executed and delivered on behalf of the Company and Newco.

4.	The guarantees under the Opinion Document issued by the Company and Newco have been validly issued and are legally binding and enforceable in accordance with their expressed terms subject to their legality, validity and enforceability under the foreign law by which the guarantees are expressed to be governed.

D.	Qualifications

The above opinions are subject to the following qualifications:

a.	The validity, legality, performance and enforceability of the Opinion Document are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws affecting the rights of creditors generally.

b.	With respect to the opinions expressed in paragraph 4. above, the Luxembourg courts would not apply a chosen foreign law if that choice was not made bona fide and/or if:

i.	it were not pleaded and proved; or

ii.	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law applicable despite the choice of a foreign law (loi d’application immediate) or manifestly incompatible with Luxembourg public policy.

c.	Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction.

d.	As used in this opinion, the term “enforceable” means that each obligation or document is of a type enforced by the Luxembourg courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the Luxembourg courts, the acceptance by such court of jurisdiction, the discretion of the courts (within the limits of Luxembourg law), the power of such courts to stay proceedings, the provisions of Luxembourg civil procedure rules regarding remedies and enforcement measures available under Luxembourg law. Enforcement may further be limited by general principles of equity and good faith.

e.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion on any economic, financial or statistical information contained in the Opinion Document (or any document in connection therewith).

This legal opinion is given on the express basis that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law.

This legal opinion is given to you exclusively in connection with the Opinion Document.

However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal

Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended or the Rules and Regulations of the Commission promulgated thereunder.

Yours	faithfully,

/s/ ALLEN & OVERY

LUXEMBOURG

Marc Feider

Schedule

1. the Indenture dated 18 November 2003

2. the restated articles of association of the Company as of 23 May 2002

3. the minutes of the meeting of the Board of Managers of the Company dated 5 November 2003

4. the articles of association of Newco as of 11 January 2001

5. the minutes of the meeting of the Board of Managers of Newco dated 5 November 2003

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